Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Midland States Bancorp, Inc.:

We consent to the use of our report dated March 10, 2017, with respect to the consolidated balance sheets of Midland States Bancorp, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

/s/ KPMG LLP

St. Louis, Missouri
December 28, 2017